Exhibit 99.2

3D SYSTEMS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF DECEMBER 31, 2011 AND THE YEAR THEN ENDED

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of 3D Systems Corporation (“3D Systems”), Z Corporation (“Z Corp”) and Vidar Systems Corporation (“Vidar”) after giving effect to 3D Systems’ acquisition of Z Corp and Vidar on January 3, 2012 with the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of 3D Systems, Z Corp and Vidar, giving effect to the acquisition as if it had been consummated on December 31, 2011.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2011 combine the historical consolidated statements of income of 3D Systems, Z Corp and Vidar, giving effect to the acquisition as if it had been consummated on January 1, 2011, the beginning of the earliest period presented.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible and intangible assets acquired in connection with our acquisition of Z Corp and Vidar.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of 3D Systems included in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

3D SYSTEMS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2011

(in thousands of dollars)

	September 30,	September 30,	September 30,		September 30,
	Historical		Pro Forma		Pro Forma
	3D Systems	Z Corp - Vidar	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$179,120	$1,756	$(136,211	) (a)	$44,665
Accounts Receivable	51,195	8,333			59,528
Inventory	25,283	5,661	—		30,944
Prepaid expenses and other current assets	5,782	981	—		6,763

Total current assets	261,380	16,731	(136,211)		141,900
Property and equipment, net	29,594	1,442			31,036
Intangible assets, net	54,040	77,591	109	(b)	131,740
Goodwill	107,651	61,345	3,660	(c)	172,656
Other assets, net	10,309	82	—		10,391

Total assets	$462,974	$157,191	$(132,442)		$487,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of capitallzed lease obligation	$163	$—	$—		$163
Accounts payable	25,911	3,721	—		29,632
Note payable, parent	—	64,100	(64,100	) (d)	—
Other accrued liabilties	32,949	6,143	(40	) (e)	39,052

Total current liablities	59,023	73,964	(64,140)		68,847
Other liabilities	149,163	14,925	—		164,088

Total liabilities	208,186	88,889	(64,140)		232,935

Commitments and Contingencies	—	—	—		—
Stockholders’ Equity
Preferred stock	—	—	—		—
Common stock	51	21,946	(21,946	) (f)	51
Additional paid-in capital	274,542	152,778	(152,778	) (g)	274,542
Treasury stock	(214)	—	—		(214)
Accumulated deficit	(22,531)	(106,422)	106,422	(h)	(22,531)
Accumulated other comprehensive income	2,940	—	—		2,940

Total stockholders’ equity	254,788	68,302	(68,302)		254,788

Total liabliities and equity	$462,974	$157,191	$(132,442)		$487,723

3D SYSTEMS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

For the year ended December 31, 2011

(in thousands except for per share information )

	September 30,	September 30,	September 30,		September 30,
	Historical		Pro Forma
	3D Systems	Z Corp - Vidar	Adjustments		TOTAL
Revenue:
Products	$137,306	$47,528	$—		$184,834
Services	93,117	9,006	—		102,123

Total	230,423	56,534	—		286,957
Cost of goods sold:
Products	66,589	24,873	(3,301	) (i)	88,161
Services	54,806	—	3,301	(i)	58,107

Total cost of sales	121,395	24,873	—		146,268
Gross profit	109,028	31,661	—		140,689
Operating expenses:
Selling, general and administrative	59,795	20,031	(253	) (j),(k),(l),(m)	79,573
Research and development	14,331	7,406	—		21,737

Total operating expenses	74,126	27,437	(253)		101,310
Income from operations	34,902	4,224	253		39,379
Interest and other expense, net	2,456	4,247	8,300	(n),(o)	15,003

Income (loss) before before taxes	32,446	(23)	(8,047)		24,376
Benefit of taxes	(2,974)	(137)			(3,111)

Net income	$35,420	$114	$(8,047)		$27,487

Other comprehensive income (loss):
Unrealized loss on pension obligation	(275)	—	—		(275)
Loss on disposal of non-U.S. subsidiary	—	(70)	—		(70)
Foreign currency translation loss	(1,743)	—	—		(1,743)

Comprehensive income	$33,402	$44	$(8,047)		$25,399

Earnings per share:
Basic	$0.71				$0.55

Diluted	$0.70				$0.54

Weighted average common shares outstanding
Basic	49,748				49,748
Diluted	50,723				50,723

3D SYSTEMS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR DECEMBER 31, 2011 AND THE YEAR THEN ENDED

Note 1. Basis of Pro Forma Presentation

On January 3, 2012, 3D Systems acquired all of the outstanding shares of Z Corp, which manufactures office compatible 3D printers and scanners, and Vidar, which is engaged in the manufacturing and development of optical imaging equipment. Under the terms of the acquisition agreement, 3D Systems paid a preliminary purchase price to the seller consisting of approximately $135.5 million, net of cash received, debt free and subject to final closing adjustments.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, we recognize separately from goodwill, the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of 3D Systems, Z Corp and Vidar, after giving effect to the adjustments described in these notes, and are intended to reflect the impact of the acquisition on 3D Systems consolidated financial statements.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the acquisition.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the acquisition as if it had been consummated on December 31, 2011 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statement of Income and Comprehensive Income gives effect to the acquisition as if it had been consummated on January 1, 2011, the beginning of the earliest period presented. The historical combined financial statements of Z Corp and Vidar have been adjusted to reflect certain reclassifications in order to conform with 3D Systems’ financial statement presentation.

The table below represents a preliminary allocation of the total consideration to tangible and intangible assets and liabilities of Z Corp and Vidar based upon management’s preliminary estimate of their respective values as of January 3, 2012:

September 30,
(in thousands)
Cash and cash equivalents	$1,756
Other current assets	14,975
Property and equipment and other assets	1,524
Goodwill	65,005
Identified intangibles	77,700
Total liabilities	(24,749)

Total purchase price	$136,211

2.	Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments (in thousands):

(a)	Cash – To record the gross cash payment by 3D Systems Corporation for the common stock of Z Corp and Vidar at the date of acquisition.

(b)	Intangible assets, net – To record the $109 difference between the historical amounts of Z Corp’s and Vidar’s intangible assets acquired to the preliminary aggregate fair value of them as follows:

September 30,
Internally developed software / Technology	$35,700
Trade Names	17,100
Customer relationships	11,400
Non-compete agreement	7,100
Patents	5,700
Other	700

$77,700

(c)	Goodwill – To record additional goodwill for the difference between the historical amounts of Z Corp’s and Vidar’s goodwill, to the preliminary estimate of net of differences between assets and liabilities as of the acquisition date and the value of those assets and liabilities assumed at December 31, 2011.

(d)	Notes payable, parent – To eliminate notes payable to the Parent of Z Corp and Vidar not assumed as part of the acquisition.

(e)	Accrued expenses – To eliminate net amounts payable to the Parent of Z Corp and Vidar not assumed as part of the acquisition.

(f)	Common stock – To eliminate the combined common stock of Z Corp and Vidar.

(g)	Additional paid in capital – To eliminate the combined additional paid in capital of Z Corp and Vidar.

(h)	Accumulated deficit – To eliminate the combined accumulated deficit of Z Corp and Vidar.

(i)	Cost of goods sold – To make pro forma cost of sales comparable to 3D’s cost of sales by allocating Z Corp’s and Vidar’s cost of sales between product cost of sales and services cost of sales.

(j)	Selling, general and administrative – To eliminate $3,150 of intangible amortization expense recorded by Z Corp and Vidar.

(k)	Selling, general and administrative – To record $5,887 of amortization expense based upon the preliminary fair values of intangible assets recorded as part of the acquisition of Z Corp and Vidar.

(l)	Selling, general and administrative – To eliminate $1,920 of nonrecurring acquisition expenses recorded in 2011 related to the acquisition of Z Corp and Vidar.

(m)	Selling, general and administrative – To eliminate $1,070 of net corporate and administrative charges incurred by Z Corp and Vidar to the Parent.

(n)	Interest and other expense (income), net – To eliminate $4,010 of interest expense related to the note payable to the Parent of Z Corp and Vidar.

(o)	Interest and other expense (income), net – To record $12,310 of interest expense related to the convertible debt, the proceeds of which were primarily used to acquire Z Corp and Vidar.